As filed with the Securities and Exchange Commission on March 11, 2026

Securities Act File No. 333-293845

1940 Act File No. 811-24001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933
Pre-Effective Amendment __
Post-Effective Amendment 1

REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940
Amendment 9

83 Investment Group Income Fund

(Exact Name of Registrant as Specified in Charter)

27200 Agoura Road

Suite 200

Calabasas, CA 91301

(Address of Principal Executive Offices)

(818) 222-4727

(Registrant’s Telephone Number)

Copies to:

Terrence Davis, Esq. & Tanya Boyle, Esq. DLA Piper, LLP 1201 West Peachtree Street Suite 2900 Atlanta, GA 30309

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of this Registration Statement.

☐ Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒ Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐ Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐ Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐ Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐ when declared effective pursuant to Section 8(c) of the Securities Act

☒ immediately upon filing pursuant to paragraph (b)

☐ on (date) pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐ on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☐ This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐ This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☐ This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☐ This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐ If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANTORY NOTE

This Post-Effective Amendment incorporates by reference the information contained in Parts A, B, and C of the Registrant’s Registration Statement on Form N-2 filed on February 27, 2026 (Acc-no: 0001580642-26-001278).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that this Registration Statement meets all of the requirements for effectiveness under Rule 486(b) under the Securities Act and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of March, 2026.

83 INVESTMENT GROUP INCOME FUND

By:	/s/ Tanya L. Boyle
Name: Tanya L. Boyle
Title: Attorney-in-Fact
* Pursuant to Powers of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date
Mary Moran Zeven*	Trustee & Chairwoman	March 11, 2026
Carrie Schoffman*	Trustee	March 11, 2026
Clifford Schireson*	Trustee	March 11, 2026
Meghan Pinchuk*	President and Principal Executive Officer	March 11, 2026
Jessica Chase *	Treasurer, Principal Financial Officer, and Principal Accounting Officer	March 11, 2026

*	Affixed by Tanya Boyle

Attorney-in-Fact - Pursuant to Powers of Attorney